Exhibit 99.1

Trinity Place Holdings Inc. Announces Entry into Lines of Credit

NEW YORK, NY – February 22, 2017 – Trinity Place Holdings Inc. (NYSE:TPHS) today announced that it has entered into two secured lines of credit aggregating $12.0 million, with Sterling National Bank as the lender. The lines, which are secured by the Company's properties located in Paramus, New Jersey, and Westbury, New York, mature in 12 months. The Company has an option to extend the maturity date of each line for an additional 12 months, subject to certain conditions. The lines, which bear interest at 100 basis points over prime with a floor of 3.75%, are prepayable at any time without penalty.

About Trinity Place Holdings Inc.

Trinity Place Holdings Inc. is a real estate holding, investment and asset management company. The Company’s business is primarily to own, invest in, manage, develop and/or redevelop real estate assets and/or real estate related securities. As of December 31, 2016, the Company owned a property located at 77 Greenwich Street (aka 28-42 Trinity Place) in Lower Manhattan, sometimes referred to as the Trinity Place Property, and one of Lower Manhattan’s premier development sites. As of December 31, 2016, the Company also owned a retail strip center located in West Palm Beach, Florida and former retail properties in Westbury, New York and Paramus, New Jersey and a 50% joint venture interest in a multi-family property located in Brooklyn, New York, called The Berkley. The Company’s intellectual property includes rights related to the Filene's Basement trademarks. In addition, as of September 30, 2016, the Company also had approximately $225.3 million of Federal net operating losses. More information on the Company can be found at www.trinityplaceholdings.com.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions that are not historical facts, and other statements identified by words such as “may,” “will,” “expects,” “believes,” “plans,” “anticipates,” “opportunity,” “current,” “seeks,” “estimates,” or “potential,” or the negative thereof or other and similar expressions. These forward-looking statements are based on current expectations and projections about future events. Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, the actual performance of the Company may differ materially from those expressed or implied by such forward-looking statements.

Contact

Trinity Place Holdings Inc.

Linda Flynn, 212-235-2191

Linda.Flynn@tphs.com